Exhibit 99.1

**For Immediate Release**	For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income for the Third Quarter of $2.7 Million or $0.19 per Diluted Share;

Announces New Share Repurchase Program

Renton, Washington – October 23, 2014 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended September 30, 2014, of $2.7 million, or $0.19 per diluted share, compared to net income of $2.4 million, or $0.16 per diluted share for the quarter ended June 30, 2014, and net income of $2.6 million, or $0.16 per diluted share for the comparable quarter in 2013. During the quarter ended September 30, 2014, the Company had a federal income tax provision of $1.5 million, compared to $1.3 million for the quarter ended June 30, 2014. The results for the quarter ended September 30, 2013, included a $135,000 federal income tax benefit related to the reversal of the valuation allowance on deferred tax assets (“DTA”), reflecting the Company’s return to profitability and its expectation of sustainable profitability for future periods. For the nine months ended September 30, 2014, net income was $7.7 million or $0.51 per diluted share, compared to $20.5 million or $1.21 per diluted share for the comparable period in 2013. The 2013 period included a $13.9 million federal income tax benefit related to the reversal of the valuation allowance on DTA.

“I am pleased to report that we repurchased 274,081 shares of the Company’s common stock during the quarter, bringing the total shares repurchased to 1,266,921 over the past two quarters at an average price of $10.87 per share,” stated Joseph W. Kiley III, President and Chief Executive Officer. “These repurchases, combined with our increased earnings, resulted in an 18.8% increase in earnings per share, to $0.19 per share in the quarter ended September 30, 2014 compared to $0.16 per share in each of the quarters ended June 30, 2014, and September 30, 2013. As part of our continuous efforts to increase shareholder value, our Board of Directors approved a new share repurchase plan authorizing the repurchase of an additional 1,546,600 shares, representing 10% of the Company’s outstanding shares, over the next six months,” continued Kiley.

The Company’s book value per share increased to $11.76 at September 30, 2014, compared to $11.60 at June 30, 2014, and $11.05 at September 30, 2013, due in large part to our continued profitability, combined with the fact that the price paid for the shares repurchased occurred at levels below the Company’s book value per share at the time of the repurchase.

“I am also encouraged by our continuing success in managing our interest rate risk profile that was enhanced this quarter by acquiring $32.5 million in deposits in the national brokered certificate of deposit market. These deposits were obtained with maturities ranging from four to six years and include a provision that allows the Bank, at its election and without penalty, to return the money to the depositor after the CD has been outstanding for six months. In addition, these brokered CDs do not have any early withdrawal options that typically exist in locally generated retail CDs. We believe this feature helps mitigate the Bank’s interest rate risk in a rising rate environment,” concluded Kiley.

Highlights for the quarter ended September 30, 2014, included:

•
Nonperforming assets decreased to $11.4 million at September 30, 2014, from $12.4 million at June 30, 2014, and $22.0 million at September 30, 2013; included in nonperforming assets are Other Real Estate Owned (“OREO”) of $9.8 million at September 30, 2014, compared to $10.1 million at June 30, 2014, and $12.6 million at September 30, 2013.

•	The Company’s book value per share increased to $11.76 at September 30, 2014, from $11.60 at June 30, 2014, and $11.05 at September 30, 2013.
•	The Bank’s Tier 1 and total risk-based capital ratios at September 30, 2014, were 18.98% and 29.18%, respectively, compared to 18.51% and 28.14%, respectively, at September 30, 2013.

Based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”), a $300,000 recapture of prior provisions for loan losses was appropriate for the third quarter, compared to a recapture of $100,000 during the second quarter of 2014. The following items contributed to this recapture during the quarter ended September 30, 2014:
•
Improved market values on properties securing certain loans evaluated for impairment, along with the improved financial condition for certain borrowers with impaired loans, resulted in a recapture of $400,000 previously reserved for losses on these loans measured for impairment that was partially offset by a $100,000 increase in general reserves due to the growth in loans receivable during the quarter.

•	Delinquent loans (loans over 30 days past due) were $2.6 million at September 30, 2014, unchanged from June 30, 2014, and down from $5.5 million at September 30, 2013.
•
Nonperforming loans decreased to $1.6 million at September 30, 2014, from $2.3 million at June 30, 2014, and $9.4 million at September 30, 2013, reflecting continuing improvement in the quality of our loan portfolio.

•	Nonperforming loans as a percentage of total loans improved to 0.23% at September 30, 2014, compared to 0.33% at June 30, 2014, and 1.41% at September 30, 2013.

•	All of the Company’s troubled debt restructured loans (“TDRs”) are performing in accordance with their restructured terms at September 30, 2014.

The ALLL represented 741.73% of nonperforming loans and 1.67% of total loans receivable, net of undisbursed funds, at September 30, 2014, compared to 518.93% and 1.73%, respectively, at June 30, 2014, and 130.06% and 1.84%, respectively, at September 30, 2013.

The following table presents a breakdown of our nonperforming assets:

	September 30,	June 30,	September 30,	Three Month	One Year
	2014	2014	2013	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$837	$1,380	$3,003	$(543)	$(2,166)
Multifamily	-	222	238	(222)	(238)
Commercial real estate	658	701	1,204	(43)	(546)
Construction/land development	-	-	4,328	-	(4,328)
Consumer	77	-	662	77	(585)
Total nonperforming loans	$1,572	$2,303	$9,435	$(731)	$(7,863)
OREO	9,819	10,114	12,600	(295)	(2,781)
Total nonperforming assets (1)	$11,391	$12,417	$22,035	$(1,026)	$(10,644)
Nonperforming assets as a
percent of total assets	1.24%	1.38%	2.47%

(1)
The difference between the $11.4 million of nonperforming assets at September 30, 2014, reported above, and the amount reported by certain analysts as our nonperforming assets is due to the analysts' inclusion of all TDRs as nonperforming loans, although 100% of our TDRs were performing in accordance with their restructured terms at September 30, 2014.

The following table presents a breakdown of our OREO by county and property type at September 30, 2014:

	County						Percent of
	King	Pierce	Kitsap	All Other	Total OREO	Number of Properties	Total OREO
	(Dollars in thousands)
OREO:
One-to-four family residential	$ 155	$ 636	$ -	$ -	$ 791	4	8.0%
Commercial real estate (1)	-	6,842	773	877	8,492	11	86.5
Construction/land	-	223	-	313	536	2	5.5
Total OREO	$ 155	$ 7,701	$ 773	$ 1,190	$ 9,819	17	100.0%

Total nonperforming assets	$ 1,671	$ 7,757	$ 773	$ 1,190	$ 11,391

(1) Of the 11 properties classified as commercial real estate, eight are office/retail buildings and three are undeveloped lots.

OREO declined to $9.8 million at September 30, 2014, from $10.1 million at June 30, 2014, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. As a result of our quarterly inventory evaluation, we expensed $60,000 related to the decline in the market values of OREO properties during the quarter, compared to $92,000 during the second quarter of 2014. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

The following table presents details on our TDRs:
	September 30,	June 30,	September 30,	Three Month	One Year
	2014	2014	2013	Change	Change
	( In thousands)
Nonperforming TDRs:
One-to-four family residential	$-	$458	$783	$(458)	$ (783)
Consumer	-	-	45	-	(45)
Total nonperforming TDRs	-	458	828	(458)	(828)

Performing TDRs:
One-to-four family residential	44,429	45,366	48,512	(937)	(4,083)
Multifamily	2,182	2,192	2,218	(10)	(36)
Commercial real estate	9,148	9,182	12,158	(34)	(3,010)
Consumer	43	43	-	-	43
Total performing TDRs	55,802	56,783	62,888	(981)	(7,086)
Total TDRs	$55,802	$57,241	$63,716	$(1,439)	$(7,914)

During the third quarter of 2014, TDRs decreased to $55.8 million, compared to $57.2 million at June 30, 2014, and $63.7 million at September 30, 2013. When necessary, management restructures the loan so that the borrower can continue to make payments while minimizing the potential loss to the Bank. As part of the restructure, the portion of the loan that is determined to be uncollectable is charged-off. After the loan is restructured, the Bank expects to receive full payment of the restructured amount. At September 30, 2014, all of our TDRs were performing in accordance with their restructured repayment terms.

Net interest income was $8.2 million for the quarter ended September 30, 2014, a slight improvement from the second quarter of 2014, and an increase of $474,000 from $7.7 million for the third quarter of 2013. Net interest income for the nine months ended September 30, 2014, increased $1.5 million to $24.5 million compared to $22.8 million for the same period in 2013.

Interest income for the third quarter of 2014 was $9.7 million, relatively unchanged from the second quarter of 2014 and up from $9.5 million during the quarter ended September 30, 2013.  Average loans outstanding increased in the current quarter; however, the yield on the portfolio declined slightly as the interest rates on new loan originations continued to be at rates lower than the rates on existing loans being paid down or paid off during the period.

Interest expense totaled $1.5 million for the quarter ended September 30, 2014, unchanged from the quarter ended June 30, 2014, and down from $1.8 million in the quarter ended September 30, 2013. The Company continued to benefit from the lower rates paid on new retail certificates of deposit compared to the average rates of its maturing deposits during the quarter; however, this was offset by the higher rates being paid on long-term brokered deposits that were obtained to assist with our interest rate risk management efforts. The weighted average cost of these brokered CDs obtained in the quarter ended September 30, 2014, was 1.93% with a weighted average maturity of 4.5 years.

Our net interest margin decreased two basis points to 3.84% for the quarter ended September 30, 2014, compared to 3.86% for the quarter ended June 30, 2014, due primarily to a slight decline in loan yields during the quarter, and increased 13 basis points from 3.71% for the quarter ended September 30, 2013, due primarily to a reduced cost of funds in the current quarter compared to the comparable quarter one year earlier. In addition, certain low yielding securities were sold subsequent to September 30, 2013, increasing the yield on the securities portfolio and contributing to the improved net interest margin.

Noninterest income for the quarter ended September 30, 2014, increased to $186,000 compared to $88,000 in the quarter ended June 30, 2014, and $120,000 in the quarter ended September 30, 2013. The primary reason for the higher level of noninterest income in the quarter ended September 30, 2014, relates to $102,000 in income from the increased cash values on bank-owned life insurance (“BOLI”) policies for the first nine months of 2014. BOLI income was previously recognized solely in the fourth quarter of each year and will be recognized on a quarterly basis going forward.

Noninterest expense for the quarter ended September 30, 2014, decreased to $4.5 million from $4.7 million during the quarter ended June 30, 2014, and from $5.4 million during the quarter ended September 30, 2013.  The reason for the decrease in the third quarter of 2014 compared to the second quarter of 2014 was primarily due to unfunded loan commitment reserve expense that is reflected in other general and administrative expenses, improving $191,000 to a benefit of $34,000 in the September 2014 quarter compared to an expense of $157,000 in the June 2014 quarter. The decline in noninterest expense since September 30, 2013, was primarily a result of reduced salaries and employee benefits due to staffing reductions and other improved operating efficiencies implemented throughout 2013 and into 2014.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. For additional information, please visit the Bank’s website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or the Bank, that could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIAIRIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	September 30,	June 30,	September 30,	Three Month	One Year
Assets	2014	2014	2013	Change	Change

Cash on hand and in banks	$5,239	$5,036	$5,118	4.0%	2.4%
Interest-earning deposits	50,388	35,650	17,486	41.3	188.2
Investments available-for-sale, at fair value	124,457	128,844	151,344	(3.4)	(17.8)
Loans receivable, net of allowance of $11,660, $11,951, and $12,271 at September 30, 2014, June 30, 2014 and September 30, 2013, respectively	684,166	676,455	652,593	1.1	4.8
Premises and equipment, net	16,859	17,024	17,491	(1.0)	(3.6)
Federal Home Loan Bank ("FHLB") stock, at cost	6,815	6,884	7,083	(1.0)	(3.8)
Accrued interest receivable	3,401	3,564	3,650	(4.6)	(6.8)
Investment transactions receivable	-	-	4,982	n/a	(100.0)
Deferred tax assets, net	10,060	11,427	14,842	(12.0)	(32.2)
Other real estate owned ("OREO")	9,819	10,114	12,600	(2.9)	(22.1)
Prepaid expenses and other assets	4,215	3,833	4,471	10.0	(5.7)
Total assets	$915,419	$898,831	$891,660	1.8%	2.7%

Liabilities and Stockholders' Equity

Interest-bearing deposits	$575,687	$565,211	$609,738	1.9%	(5.6	) %
Noninterest-bearing deposits	14,678	9,908	9,455	48.1	55.2
Advances from the FHLB	135,500	135,500	74,000	0.0	83.1
Advance payments from borrowers for taxes and insurance	2,947	1,583	2,989	86.2	(1.4)
Accrued interest payable	130	105	62	23.8	109.7
Investment transactions payable	-	-	5,125	n/a	(100.0)
Other liabilities	4,649	4,040	4,680	15.1	(0.7)
Total liabilities	733,591	716,347	706,049	2.4%	3.9%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or
outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 15,466,098 shares at September 30, 2014, 15,730,979 shares at June 30, 2014,
and 16,789,790 shares at September 30, 2013	155	157	168	(1.3)	(7.7)
Additional paid-in capital	156,710	159,495	171,278	(1.7)	(8.5)
Retained earnings, substantially restricted	34,739	32,724	25,892	6.2	34.2
Accumulated other comprehensive (loss), net of tax	(748)	(582)	(1,570)	28.5	(52.4)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(9,028)	(9,310)	(10,157)	(3.0)	(11.1)
Total stockholders' equity	181,828	182,484	185,611	(0.4)	(2.0)
Total liabilities and stockholders' equity	$915,419	$898,831	$891,660	1.8%	2.7%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	Three Month Change	One Year Change
Interest income
Loans, including fees	$9,157	$9,087	$8,995	0.8%	1.8%
Investments available-for-sale	554	585	533	(5.3)	3.9
Interest-earning deposits	23	22	19	4.5	21.1
Dividends on FHLB Stock	2	1	2	100.0	-
Total interest income	$9,736	$9,695	$9,549	0.4	2.0
Interest expense
Deposits	1,193	1,238	1,655	(3.6)	(27.9)
FHLB advances	324	279	149	16.1	117.4
Total interest expense	$1,517	$1,517	$1,804	-	(15.9)
Net interest income	8,219	8,178	7,745	0.5	6.1
Recapture of provision for loan losses	(300)	(100)	-	200.0	n/a
Net interest income after recapture of provision for loan losses	$8,519	$8,278	$7,745	2.9	10.0

Noninterest income
Net loss on sale of investments	-	(20)	(39)	(100.0)	(100.0)
Other	186	108	159	72.2	17.0
Total noninterest income	$186	$88	$120	111.4	55.0

Noninterest expense
Salaries and employee benefits	2,947	2,860	3,807	3.0	(22.6)
Occupancy and equipment	324	327	339	(0.9)	(4.4)
Professional fees	457	394	452	16.0	1.1
Data processing	153	159	175	(3.8)	(12.6)
Loss (gain) on sale of OREO property, net	(15)	36	(35)	(141.7)	(57.1)
OREO market value adjustments	60	92	135	(34.8)	(55.6)
OREO related expenses, net	49	78	23	(37.2)	113.0
Regulatory assessments	102	104	172	(1.9)	(40.7)
Insurance and bond premiums	100	103	124	(2.9)	(19.4)
Marketing	15	37	29	(59.5)	(48.3)
Other general and administrative	316	512	167	(38.3)	89.2
Total noninterest expense	$4,508	$4,702	$5,388	(4.1)	(16.3)
Income before federal income tax provision (benefit)	4,197	3,664	2,477	14.5	69.4
Federal income tax provision (benefit)	1,462	1,297	(135)	12.7	(1,183.0)
Net income	$2,735	$2,367	$2,612	15.5%	4.7%

Basic earnings per share	$0.19	$0.16	$0.16
Diluted earnings per share	$0.19	$0.16	$0.16

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended
	September 30,		One Year
	2014	2013	Change
Interest income
Loans, including fees	$27,270	$27,102	0.6%
Investments available-for-sale	1,743	1,609	8.3
Interest-earning deposits	65	58	12.1
Dividends on FHLB Stock	5	2	150.0
Total interest income	29,083	28,771	1.1
Interest expense
Deposits	3,778	5,311	(28.9)
FHLB advances	854	521	63.9
Total interest expense	4,632	5,832	(20.6)
Net interest income	24,451	22,939	6.6
(Recapture of provision) provision for loan losses	(900)	100	(1,000.0)
Net interest income after (recapture of provision) provision for loan losses	25,351	22,839	11.0

Noninterest income
Net loss on sale of investments	(20)	(38)	(47.4)
Other	362	417	(13.2)
Total noninterest income	342	379	(9.8)

Noninterest expense
Salaries and employee benefits	8,693	11,147	(22.0)
Occupancy and equipment	1,002	1,038	(3.5)
Professional fees	1,208	1,195	1.1
Data processing	485	513	(5.5)
Loss (gain) on sale of OREO property, net	92	(1,050)	(108.8)
OREO market value adjustments	348	356	(2.2)
OREO related expenses, net	188	508	(63.0)
Regulatory assessments	284	549	(48.3)
Insurance and bond premiums	305	388	(21.4)
Marketing	77	89	(13.5)
Prepayment penalty on FHLB advances	-	679	(100.0)
Other general and administrative	1,052	1,160	(9.3)
Total noninterest expense	13,734	16,572	(17.1)
Income before federal income tax provision (benefit)	11,959	6,646	79.9
Federal income tax provision (benefit)	4,212	(13,886)	(130.3)
Net income	$7,747	$20,532	(62.3	) %

Basic earnings per share	$0.52	$1.21
Diluted earnings per share	$0.51	$1.21

The following table presents a breakdown of our loan portfolio (unaudited):

	September 30, 2014		September 30, 2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential:
Permanent owner occupied	$163,941	22.7%	$158,212	23.3%
Permanent non-owner occupied	115,047	15.9	121,124	17.8
Construction non-owner occupied	500	0.1	-	-
	279,488	38.7	279,336	41.1
Multifamily:
Permanent	119,401	16.5	106,965	15.8
Construction	4,200	0.6	12,360	1.8
	123,601	17.1	119,325	17.6
Commercial real estate:
Permanent	251,068	34.7	224,649	33.1
Construction	6,100	0.8	13,805	2.0
Land	3,869	0.6	1,957	0.3
	261,037	36.1	240,411	35.4
Construction/land development: (1) (2)
One-to-four family residential	19,222	2.7	1,795	0.3
Multifamily	15,845	2.2	12,741	1.9
Commercial	5,182	0.7	5,770	0.8
Land development	8,861	1.2	7,958	1.2
	49,110	6.8	28,264	4.2

Business	2,148	0.3	1,795	0.3
Consumer	7,543	1.0	9,535	1.4
Total loans	722,927	100.0%	678,666	100.0%
Less:
Loans in Process ("LIP")	24,343		11,355
Deferred loan fees, net	2,758		2,447
ALLL	11,660		12,271
Loans receivable, net	$684,166		$652,593

_______________________________________

(1)
Excludes construction loans that will convert to permanent loans. The Company considers these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. At September 30, 2014, the Company had $6.1 million, or 2.3% of the total commercial real estate portfolio, $4.2 million, or 3.4% of the total multifamily loans and $500,000 or 0.2% of the total one-to-four family residential in these "rollover" types of loans. At September 30, 2013, the Company had $13.8 million, or 5.7% of the total commercial real estate portfolio and $12.4 million, or 10.4% of the total multifamily portfolio in these "rollover" types of loans. At September 30, 2014 and September 30, 2013, $3.9 million and $2.0 million, respectively, of commercial real estate loans were not included in the construction/land development category because the Company classifies raw land or buildable lots when it does not intend to finance the construction as commercial real estate land loans.

(2)
As reflected in the table above, the Company increased its construction/land development loans to $49.1 million at September 30, 2014, compared to $28.3 million at September 30, 2013. These loans are predominantly related to ‘in-fill’ one-to-four family speculative construction projects in selective urban areas that have a high level of nearby amenities.

                   FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
                Key Financial Data
                 (Unaudited)

	At or For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets (1)	1.21%	1.05%	1.16%	1.86%	1.12%
Return on equity (1)	5.98	5.08	5.67	9.06	5.37
Dividend payout ratio	26.32	31.25	29.41	16.00	25.00
Equity-to-assets	19.86	20.30	20.84	20.02	20.82
Interest rate spread	3.69	3.71	3.62	3.65	3.52
Net interest margin	3.84	3.86	3.78	3.82	3.71
Average interest-earning assets to average interest-bearing liabilities	121.36	121.39	120.94	120.85	121.31
Efficiency ratio	53.63	56.88	55.70	51.74	68.51
Noninterest expense as a percent of average total assets	1.99	2.09	1.99	1.93	2.41
Book value per common share	$11.76	$11.60	$11.42	$11.25	$11.05

Capital Ratios (2):
Tier 1 leverage	18.98%	18.91%	18.61%	18.60%	18.51%
Tier 1 risk-based	27.93	28.05	26.98	27.18	26.88
Total risk-based	29.18	29.31	28.24	28.44	28.14

Asset Quality Ratios:
Nonperforming loans as a percent of total loans, net of undisbursed funds	0.23	0.33	0.37	0.59	1.41
Nonperforming assets as a percent of total assets	1.24	1.38	1.57	1.68	2.47
ALLL as a percent of total loans, net of undisbursed funds	1.67	1.73	1.76	1.91	1.84
ALLL as a percent of nonperforming loans, net of undisbursed funds	741.73	518.93	477.23	325.26	130.06
Net charge-offs (recoveries) to average loans receivable, net	0.00	0.01	0.06	(0.14)	0.01

Allowance for Loan Losses:
ALLL, beginning of the quarter	$11,951	$12,093	$12,994	$12,271	$12,313
Recapture of provision	(300)	(100)	(500)	(200)	-
Charge-offs	(9)	(80)	(553)	(333)	(107)
Recoveries	18	38	152	1,256	65
ALLL, end of the quarter	$11,660	$11,951	$12,093	$12,994	$12,271

Nonperforming Assets (3):
Nonperforming loans (4):
Nonaccrual loans	$1,572	$1,845	$2,065	$3,027	$8,607
Nonaccrual TDRs	-	458	469	968	828
Total nonperforming loans	$1,572	$2,303	$2,534	$3,995	$9,435
OREO	9,819	10,114	11,609	11,465	12,600
Total nonperforming assets	$11,391	$12,417	$14,143	$15,460	$22,035

Performing TDRs	$55,802	$56,783	$60,072	$60,170	$62,888

(1)	Deferred tax asset valuation allowance reversals during the quarters ended December 31, 2013, and September 30, 2013, were not annualized in the calculation of these ratios.
(2)	Capital ratios are for First Savings Bank Northwest only.
(3)	Loans are reported net of undisbursed funds.
(4)	There were no loans 90 days or more past due and still accruing interest.